Exhibit 99.1

Baldwin Technology Company, Inc. 2 Trap Falls Rd. Shelton, CT 06484	Contact Information Hawk Associates, Inc. Frank N. Hawkins, Jr. or Julie Marshall Phone: (305) 451-1888 E-mail: info@hawkassociates.com http://www.hawkassociates.com
PRESS RELEASE
Baldwin Announces Restructuring Plan Associated
With the Acquisition of Oxy-Dry Corporation
Shelton, CT, December 27, 2006 — Baldwin Technology Company, Inc. (AMEX: BLD), a leading global manufacturer of printing press accessories and control equipment, announced today that it is implementing plans to restructure and integrate the operations of the recently acquired Oxy-Dry group and some of Baldwin’s existing operations.
The company estimates that the total cost of implementing the restructuring and integration plan will be approximately $4.6 million, of which $1.0 million will be recorded as a pre-tax charge in Baldwin’s second quarter ending December 31, 2006. An additional $3.0 million will be recorded as liabilities in the company’s allocation of purchase price in connection with the acquisition. The balance will be charged as incurred during the remainder of Baldwin’s 2007 and 2008 fiscal years.
The estimated savings from the restructuring and integration plan is expected to be about $3.7 million annually. These net savings are a consequence of a reduction in total employment levels and a consolidation of facilities in the Americas and Europe.
Baldwin President and COO Karl S. Puehringer said, “The objective of the restructuring and integration plan is to achieve operational efficiencies and eliminate redundant costs resulting from the acquisition. We also want to achieve greater efficiency in sales, marketing, administrative and operational activities, primarily in Germany, the United States and United Kingdom.”
Chairman and CEO Gerald A. Nathe added, “Because Oxy-Dry’s business has been slower than expected, plans for the restructuring and integration of Baldwin and Oxy-Dry were initiated immediately following the acquisition last month. We expect to substantially complete implementation of those plans before the end of our current fiscal year ending June 30, 2007. We believe that the full impact of the savings will be achieved in Baldwin’s fiscal 2008.”
About Baldwin
Baldwin Technology Company, Inc. is a leading international supplier of offset printing press accessories and controls for the newspaper publishing and commercial printing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Ct., the company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. For more information, visit http://www.baldwintech.com.
Investors may contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888 or e-mail info@hawkassociates.com. For an online investment kit, visit http://www.hawkassociates.com. An investment profile about Baldwin Technology may be found at http://www.hawkassociates.com/bldprofile.aspx.